Exhibit 99.1
Keros Therapeutics Announces Leadership Updates

LEXINGTON, Mass., June 17, 2024 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel treatments to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”), today announced changes to its Board of Directors (“Board”) and Executive Committee, effective July 1, 2024.

Keros’ Board has appointed Jasbir S. Seehra, Ph.D., Chief Executive Officer, as Chair of the Board, effective July 1, 2024. Dr. Seehra will succeed current Chair Carl L. Gordon, Ph.D, C.F.A., who will remain an active Board member. Jean-Jacques Bienaimé will serve as the Lead Independent Director of the Board, effective July 1, 2024.

Additionally, Christopher Rovaldi has been promoted to President, effective July 1, 2024. Mr. Rovaldi succeeds Dr. Seehra, who served as the Company’s President from December 2015 until June 30, 2024. Mr. Rovaldi will also continue serving as Chief Operating Officer of Keros.

“I am honored to expand my role with Keros as the next Chair of its Board. I look forward to working with and leading our Board, which is comprised of directors with diverse backgrounds and extensive life sciences industry experience, in continued value creation for stockholders,” said Dr. Seehra. “Separately, Chris has been an indispensable partner to me and an integral part of Keros’ growth. With Chris in this new role, we will have additional leadership focus on our strategic and operational priorities across the company, which is critical as we prepare for the initiation of our first registrational Phase 3 clinical trial of elritercept (KER-050) in patients with lower-risk myelodysplastic syndromes.”

“We’re pleased to welcome Jas to the Board Chair position,” said Dr. Gordon. “The Board and I have worked closely with and observed Jas in his role as director and as CEO. We believe Jas has the right skills and experience, and has been effective in setting the Board agenda, encouraging debate and connecting the Board with management for many years. We are confident that these leadership updates will facilitate a more streamlined approach to developing therapies with meaningful and potentially disease-modifying benefit to patients with unmet medical need.”

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. The Company is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, elritercept, is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndromes and in patients with myelofibrosis. Keros’ second product candidate, cibotercept (KER-012), is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders. Keros’ third product candidate, KER-065, is being developed for the treatment of obesity and for the treatment of neuromuscular diseases.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as

amended. Words such as “potential,” “look forward” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its growth, strategy, progress and the design, objectives and timing of its clinical trials for elritercept, including its regulatory plans; and any potential benefits from the leadership updates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, elritercept, cibotercept and KER-065; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on May 8, 2024, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042